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                                                                    Exhibit 99.4


                      [LETTERHEAD OF SMITH BARNEY INC.]




The Board of Directors
The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172

Members of the Board:

                We hereby consent to the inclusion of our opinion letter to the Board of Directors of The Williams Companies, Inc. ("Williams") as Appendix C to the Joint Proxy Statement/Prospectus of Williams and MAPCO Inc. ("MAPCO") relating to the proposed merger transaction involving Williams and MAPCO and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMARY-Opinions of financial advisors" and " THE PROPOSED MERGER-Opinion of Financial Advisors to Williams." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1993, as amended, and the rules and regulations promulgated thereunder.



                                                By: /s/ Smith Barney Inc.
                                                    ---------------------
                                                        SMITH BARNEY INC.


January 27, 1998